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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

       Construction Technology Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

       FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

              RESOLVED, that the Certificate of Incorporation of Construction Technology Industries, Inc. be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read as follows:

                     "FOURTH: The total number of shares of stock which the corporation shall have authorization to issue is Fifty Million (50,000,000). The par value of each of said shares is $.0001. All such shares are of one class and are shares of Common Stock."

       SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said Amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware in every stockholder entitled to such notice.

       THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

       FOURTH: That this Certificate of Amendment of the Certificate of incorporation shall be effective on the date of filing.

       IN WITNESS WHEREOF, said Construction Technology Industries, Inc. has caused this certificate to be signed by James W. Roe, its President, and attested by Richard H. Harenberg, its Secretary, this 6th day of June, 1984.



                              CONSTRUCTION TECHNOLOGY INDUSTRIES, INC.


                              /s/ JAMES W. ROE
                                  James W. Roe, President


ATTEST:

/s/ RICHARD H. HARENBERG
    Richard H. Harenberg, Secretary